Exhibit 5.1

June 10, 2021

FAT Brands Inc.

9720 Wilshire Blvd., Suite 500

Beverly Hills, California 90212

RE: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to FAT Brands Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 (File No. 333-256344) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration under the Securities Act of sales by the Company of shares of Series B Cumulative Preferred Stock, par value $0.0001 per share, of the Company (the “Series B Preferred Stock”) with a maximum aggregate offering price of $11,500,000 (the “Shares”), and contains a prospectus (the “Prospectus”) pursuant to which the Company proposes to offer and sell the Shares. The Shares are proposed to be sold by the Company pursuant to an Underwriting Agreement by and between the Company and ThinkEquity, a division of Fordham Financial Management, Inc., the form of which is filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”). We have been requested by the Company to render this opinion with respect to the legality of the Shares in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion expressed below, we have acted as counsel for the Company and have examined and relied upon originals (or copies certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Registration Statement, (ii) the Amended and Restated Bylaws of the Company, filed as Exhibit 3.2 to the Registration Statement, (iii) the Amended and Restated Certificate of Designation of Rights and Preferences of the Series B Preferred Stock, filed as Exhibit 3.8 to the Registration Statement, (iv) the Certificate of Increase of Series B Preferred Stock of the Company, filed as Exhibit 3.9 to the Registration Statement, (v) the Certificate of Increase of Series B Preferred Stock of the Company, filed as Exhibit 3.10 to the Registration Statement, (vi) the Registration Statement, (vii) the Prospectus, (viii) the Underwriting Agreement, and (ix) such corporate records, documents, agreements and instruments of the Company, certificates of public officials, certificates of officers of the Company, resolutions of the Company’s board of directors and committees thereof, and such other records, documents, agreements, certificates and instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have deemed relevant and necessary as a basis for the opinion set forth herein. In our examination, we have assumed, without independent investigation, the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons who have executed any of the documents reviewed by us, and the conformity with the original documents of any copies thereof submitted to us for our examination. We have also assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Greenberg Traurig, LLP ■ Attorneys at Law ■ WWW.GTLAW.COM
1840 Century Park East, Suite 1900 ■ Los Angeles, California 90067 ■ Tel 310.586.7700 ■ Fax 310.586.7800

FAT Brands Inc.

June 10, 2021

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company, and, when the Shares are paid for, sold and issued in accordance with the terms and conditions of the Underwriting Agreement, such Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York, and we do not express any opinion herein with respect to the laws of any other jurisdiction. In addition, we express no opinions other than as expressly set forth herein, and no opinion may be inferred or implied beyond that expressly stated herein.

The foregoing opinion is subject to (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the Prospectus. We further consent to the incorporation by reference of this opinion letter and consent into any post-effective amendment to the Registration Statement filed pursuant to Rule 462(b) under the Securities Act. In giving such consents, we do not thereby admit that we are a party whose consent is required to be filed with the Registration Statement under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Sincerely,

/s/ Greenberg Traurig, LLP
Greenberg Traurig, LLP

Greenberg Traurig